Exhibit 99.1

Contact: Pamela L. Dull, (425) 487-9500

Sonus Pharmaceuticals Reports First Quarter Progress and Financial Results

Patient enrollment on schedule in lead clinical study for TOCOSOL™ Paclitaxel
Three abstracts on TOCOSOL Paclitaxel accepted for presentation at ASCO
Quarterly conference call today at 1:30 P.M. PDT/4:30 P.M. EDT

BOTHELL, WA (April 21, 2004) – Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today announced first quarter financial results and said that the Company remains on track to meet its 2004 objectives.

“During the first quarter, we continued to build on the solid progress we made in 2003,” said Michael A. Martino, Sonus Pharmaceuticals President and CEO. “We are steadily moving forward with implementing the clinical and regulatory strategy for our lead product candidate, TOCOSOL™ Paclitaxel, and with securing a corporate partner to capitalize on its commercial potential. We are also focusing on additional opportunities to broaden our product pipeline through application of the TOCOSOL technology to other classes of cancer drugs or through the in-licensing and acquisition of products and capabilities.”

The Company’s first quarter highlights include the following:

•	Patient enrollment is on schedule in the clinical pharmacology study for TOCOSOL Paclitaxel to support submission of a 505(b)(2) New Drug Application. The Company’s plan is to review the clinical pharmacology data with the U.S. Food and Drug Administration this summer with the goal of gaining agreement on the protocol for a confirmatory Phase 3 efficacy trial, which would then be initiated in the second half of 2004.

•	The Company received notice that the American Society of Clinical Oncology (ASCO) has accepted three TOCOSOL Paclitaxel abstracts for poster presentations at its annual meeting to be held in New Orleans, June 5-8. Sonus will present data from its ongoing Phase 2a studies in non-small cell lung, bladder and ovarian cancers. The Company completed patient enrollment in the Phase 2a clinical program for TOCOSOL Paclitaxel in 2003. In clinical trials to date, TOCOSOL Paclitaxel appears to have favorable safety and tolerability profiles, with few severe or treatment-limiting adverse events. Promising anti-tumor activity has also been observed. TOCOSOL Paclitaxel is a ready-to-use formulation that can be administered to patients in a 15-minute infusion compared with three hours for the marketed paclitaxel products.

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•	Sonus reported on continuing advances with the application of its novel TOCOSOL drug delivery technology to anti-cancer drugs at the recent annual meeting of the American Association for Cancer Research (AACR), held in Orlando. The abstract highlighted encouraging preclinical data on the Company’s novel new camptothecin derivatives, including a formulation that showed increased anti-tumor activity in animal tumor models as compared to an approved camptothecin analog.

•	The Company broadened its product and business development expertise with management appointments in R&D and Corporate Development. With these additions and the ongoing clinical and regulatory progress of TOCOSOL Paclitaxel, Sonus is positioned to capitalize on opportunities to expand its pipeline of products.

Sonus also reported today that Richard J. Klein has resigned, for personal reasons, as Senior Vice President and Chief Financial Officer. “I would like to thank Rick for his many years of service and contributions to Sonus,” Martino said. “We are moving quickly to fill the CFO position, and in the interim, our Controller, Craig Eudy, will work closely with me to handle the day-to-day responsibilities of the job.”

First Quarter Financial Results

For the first quarter of 2004, the Company reported a net loss of $3.6 million, or $0.20 per share, compared with a net loss of $2.3 million, or $0.17 per share, in the first quarter of 2003. The planned higher net loss primarily reflected increased R&D spending to support additional clinical studies for TOCOSOL Paclitaxel as well as new product and corporate development activities.

Cash and marketable securities totaled $16.9 million at March 31, 2004. Sonus expects a cash burn rate in the range of $1.0 to $1.5 million per month in 2004 as the Company continues to execute the clinical and regulatory plans for TOCOSOL Paclitaxel and invest in corporate development initiatives to bring additional product candidates forward.

Quarterly Conference Call

Sonus will host its quarterly conference call today, Wednesday, April 21, at 1:30 P.M. Pacific Time/4:30 P.M. Eastern Time. The call will be web cast live and archived on the Company’s web site at www.sonuspharma.com/events.html. A telephone replay of the conference call will also be available for one week at (800) 642-1687 or (706) 645-9291 for international calls; Pass code: 6719488.

About Sonus Pharmaceuticals

Sonus Pharmaceuticals is developing a number of potential product candidates for the treatment of cancer utilizing its proprietary TOCOSOL drug delivery system, a vitamin-E based emulsion technology. TOCOSOL Paclitaxel, the Company’s lead product candidate, is a ready-to-use, injectable formulation of paclitaxel, one of the most widely prescribed anti-cancer drugs. Sonus news releases and other corporate information are available at www.sonuspharma.com.

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Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products and the expected expense levels for the remainder of 2004. As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 12, 2004, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that clinical studies with TOCOSOL Paclitaxel will not be successful or demonstrate increased efficacy; and risks of successful development of the camptothecin derivatives and additional drug delivery products.

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Sonus Pharmaceuticals Reports First Quarter Progress and Financial Results

April 21, 2004

Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue	$—	$25
Operating expenses:
Research and development	2,568	1,632
General and administrative	1,046	727

Total operating expenses	3,614	2,359

Operating loss	(3,614)	(2,334)
Interest income, net	36	60

Loss before taxes	(3,578)	(2,274)
Taxes	—	—

Net loss	$(3,578)	$(2,274)

Net loss per share:
Basic	$(0.20)	$(0.17)
Diluted	$(0.20)	$(0.17)
Shares used in calculation:
Basic	18,046	13,697
Diluted	18,046	13,697

Condensed Balance Sheets
(in thousands)

	March 31,	December 31,
	2004	2003
	(unaudited)
Assets:
Cash and marketable securities	$16,899	$19,664
Other current assets	223	198
Property and equipment, net	1,545	1,606

Total assets	$18,667	$21,468

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,762	$1,886
Lease obligations	236	272
Stockholders’ equity	16,669	19,310

Total liabilities and stockholders’ equity	$18,667	$21,468